Exhibit 99.1

Heritage Commerce Corp Earnings increase 35% to $4.1 Million for the First Quarter of 2015 from the First Quarter of 2014

San Jose, CA – April 23, 2015 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank” or “HBC”), today reported that net income increased 35% to $4.1 million, or $0.13 per average diluted common share, for the first quarter of 2015, compared to $3.1 million, or $0.10 per average diluted common share for the first quarter of 2014, and increased 15% from $3.6 million, or $0.11 per average diluted common share for the fourth quarter of 2014.  All results are unaudited.

“After delivering solid profitability in 2014, our first quarter earnings showed significant growth and were amongst the highest we have produced in more than six years,” said Walter Kaczmarek, President and Chief Executive Officer.  “Benefitting from a full quarter of revenues from the year-end acquisition of Bay View Funding, our net interest income increased 26% and net interest margin improved 53 basis points for the first quarter of 2015, compared to the first quarter of 2014.”  Bay View Funding operations have been included in the Company’s results of operations beginning November 1, 2014.

“We continue to foster sound customer relationships, as the economic environment in the San Francisco Bay Area continues to perform well.  Our customers look to us as a strong and stable banking partner to help them achieve their financial objectives,” added Mr. Kaczmarek.  “Total deposits increased 13% year-over-year, with noninterest-bearing deposits increasing 23% from the first quarter a year ago.  We continue to improve upon our performance metrics, with a return on average tangible assets of 1.04%, a return on average tangible equity of 9.89%, and an improved efficiency ratio of 65.35% for the first quarter of 2015.  This solid financial performance is a reflection of the hard work of our employees and their commitment to our customers.”

First Quarter 2015 Highlights (as of, or for the period ended March 31, 2015, except as noted):

♦	Diluted earnings per share increased 30% to $0.13 for the first quarter of 2015, compared to $0.10 for the first quarter of 2014, and increased 18% from $0.11 for the fourth quarter of 2014.
♦
Net interest income increased 26% to $16.9 million for the first quarter of 2015, compared to $13.3 million for the first quarter of 2014, and increased 5% from $16.1 million for the fourth quarter of 2014.

♦
Professional fees decreased to $95,000 at March 31, 2015, compared to $586,000 at March 31, 2014, and $562,000 at December 31, 2014, primarily due to the recovery of legal expenses on two problem loans that were paid off during the first quarter of 2015.

♦
The fully tax equivalent (“FTE”) net interest margin increased 53 basis point to 4.58% for the first quarter of 2015, from 4.05% for the first quarter of 2014 and increased 25 basis points from 4.33% for the fourth quarter of 2014.

♦	Loans (excluding loans-held-for-sale) increased 17% to $1.10 billion at March 31, 2015, compared to $941.8 million at March 31, 2014, and increased 1% from $1.09 billion at December 31, 2014.
♦
Nonperforming assets (“NPAs”) at March 31, 2015 were $8.4 million, or 0.51% of total assets, compared to $11.4 million, or 0.77% of total assets, at March 31, 2014, and $6.6 million, or 0.41% of total assets, at December 31, 2014.  The increase in NPAs at March 31, 2015 from December 31, 2014 was the result of a $3.6 million real estate secured loan that was a classified loan and placed on nonperforming loan status during the quarter due to lack of performance by the borrower.

♦
Classified assets, net of Small Business Administration (“SBA”) guarantees, decreased 18% to $16.6 million at March 31, 2015, from $20.2 million at March 31, 2014, and increased 4% from $16.0 million at December 31, 2014.

♦
The Company had net recoveries of $235,000 for the first quarter of 2015, compared to net charge-offs of $337,000 for the first quarter of 2014, and net charge-offs of $56,000 for the fourth quarter of 2014.

♦
There was a $60,000 credit provision for loan losses for the first quarter of 2015, compared to a $10,000 credit provision for loan losses for the first quarter of 2014, and a $106,000 credit provision for loan losses for the fourth quarter of 2014.

♦	The allowance for loan losses (“ALLL”) was 1.68% of total loans at March 31, 2015, compared to 2.00% at March 31, 2014, and 1.69% at December 31, 2014.
♦
Deposits totaled $1.42 billion at March 31, 2015, compared to $1.26 billion at March 31, 2014, and $1.39 billion at December 31, 2014.  Deposits (excluding all time deposits and CDARS deposits) increased $174.3 million, or 18%, to $1.17 billion at March 31, 2015, from $992.0 million at March 31, 2014, and increased $38.2 million, or 3%, from $1.13 billion at December 31, 2014.

♦
As of January 1, 2015, we along with other community banking organizations became subject to new capital requirements, and certain provisions of the new rules will be phased in from 2015 through 2019.   The Federal Banking regulators approved the new rules to implement the revised capital adequacy standards of the Basel Committee on Banking Supervision, commonly called Basel III, and address relevant provisions of The Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, as amended. The Company’s consolidated capital ratios and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at March 31, 2015.

Capital Ratios	Heritage Commerce Corp	Heritage Bank of Commerce	Well-Capitalized Financial Institution Basel III Regulatory Guidelines
Total Risk-Based	13.0%	12.3%	10.0%
Tier 1 Risk-Based	11.7%	11.0%	8.0%
Common Equity Tier 1 Risk-based	10.4%	11.0%	6.5%
Leverage	10.5%	10.0%	5.0%

Operating Results
As a result of growth in the loan portfolio, contribution to revenue from a full quarter of operations from Bay View Funding, and increases in core deposits, net interest income increased 26% to $16.9 million for the first quarter of 2015, compared to $13.3 million for the first quarter of 2014, and increased 5% from $16.1 million for the fourth quarter of 2014.
The net interest margin (FTE) improved to 4.58% for the first quarter of 2015, compared to 4.05% for the first quarter of 2014, and 4.33% for the fourth quarter of 2014.  The increase for the first quarter of 2015 was primarily due to a full quarter of revenue from the higher yielding Bay View Funding factored receivables portfolio.
There was a $60,000 credit provision for loan losses for the first quarter of 2015, compared to a $10,000 credit provision for loan losses for the first quarter of 2014, and a $106,000 credit provision for loan losses for the fourth quarter of 2014.
Noninterest income was $1.9 million for the first quarter of 2015, compared to $2.0 million for the first quarter of 2014, and $1.8 million for the fourth quarter of 2014.  Noninterest income was lower for the first quarter ended March 31, 2015, compared to the same period in 2014, primarily due to a $50,000 gain on sales of securities and higher servicing income in the first quarter of 2014.  Noninterest income was higher for the first quarter of 2015 compared to fourth quarter of 2014 due to a higher gain on sales of SBA loans.
Total noninterest expense for the first quarter of 2015 increased to $12.3 million, from $10.5 million for the first quarter of 2014, and decreased from $12.4 million for the fourth quarter of 2014.  The increase in noninterest expense for the first quarter of 2015, compared to the first quarter of 2014, was primarily due to the operating costs of Bay View Funding. The increase was partially offset by the recovery of legal expenses on two problem loans that were paid off in the first quarter of 2015.  The decrease in noninterest expense in the first quarter of 2015, compared to the fourth quarter of 2014, was primarily due to one-time costs related to the Bay View Funding acquisition incurred in the fourth quarter of 2014, and lower professional fees, partially offset by a full quarter of operating costs of Bay View Funding, and increased compensation expenses, consistent with cyclical salaries and employee benefits expense in prior years.  Full time equivalent employees were 251, 195, and 242 at March 31, 2015, March 31, 2014, and December 31, 2014, respectively.
Primarily due to a higher net interest income, the efficiency ratio for the first quarter of 2015 improved to 65.35%, compared to 68.70% for the first quarter of 2014, and 69.34% for the fourth quarter of 2014.
Income tax expense for the first quarter of 2015 was $2.4 million, compared to $1.7 million for the first quarter of 2014, and $2.0 million for the fourth quarter of 2014. The effective tax rate for the first quarter of 2015 increased to 37.0%, compared to 36.1% for the first quarter of 2014 and 35.6% for the fourth quarter of 2014.  The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.  The increase in the effective tax rate for the first quarter of 2015, compared to the first and fourth quarters of 2014 was primarily due to higher pre-tax income, while the net credits related to investment in low income housing limited partnerships and tax-exempt interest income earned on municipal bonds remained relatively flat.
Balance Sheet Review, Capital Management and Credit Quality

Total assets were $1.65 billion at March 31, 2015, compared to $1.47 billion at March 31, 2014, and $1.62 billion at December 31, 2014.
The investment securities available-for-sale portfolio totaled $200.8 million at March 31, 2015, compared to $262.4 million at March 31, 2014, and $206.3 million at December 31, 2014.  At March 31, 2015, the securities available-for-sale portfolio was comprised of $148.1 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $37.2 million of corporate bonds, and $15.5 million of single entity issue trust preferred securities.  The pre-tax unrealized gain on securities available-for-sale at March 31, 2015 was $5.7 million, compared to a pre-tax unrealized gain on securities available-for-sale of $294,000 at March 31, 2014, and a pre-tax unrealized gain on securities available-for-sale of $4.8 million at December 31, 2014.
At March 31, 2015, investment securities held-to-maturity totaled $94.6 million, compared to $95.5 million at March 31, 2014, and $95.4 million at December 31, 2014.  At March 31, 2015, the securities held-to-maturity portfolio, at amortized cost, was comprised of $79.9 million tax-exempt municipal bonds and $14.7 million agency mortgage-backed securities.
Loans, excluding loans held-for-sale, increased 17% to $1.10 billion at March 31, 2015, from $941.8 million at March 31, 2014, and increased 1% from $1.09 billion at December 31, 2014. The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 42% of the loan portfolio at March 31, 2015, which included the $44.6 million of factored receivables at Bay View Funding. Commercial and residential real estate loans accounted for 44% of the total loan portfolio, of which 50% were owner-occupied by businesses.  Consumer and home equity loans accounted for 7% of total loans, and land and construction loans accounted for the remaining 7% of total loans at March 31, 2015.  C&I line usage was 37% at March 31, 2015, compared to 36% at March 31, 2014, and 42% at December 31, 2014.
The yield on the loan portfolio was 5.71% for the first quarter of 2015, compared to 4.86% for the first quarter of 2014, and 5.39% for the fourth quarter of 2014.  The increase in the yield on the loan portfolio for the first quarter of 2015, from the first and fourth quarters of 2014, primarily reflects the higher yielding Bay View Funding portfolio.
NPAs at March 31, 2015 were $8.4 million, or 0.51% of total assets, compared to $11.4 million, or 0.77% of total assets, at March 31, 2014, and $6.6 million, or 0.41% of total assets, at December 31, 2014.  The increase in NPAs at March 31, 2015 from December 31, 2014 was the result of a $3.6 million real estate secured loan that was a classified loan and placed on nonperforming loan status during the quarter due to lack of performance by the borrower.  At March 31, 2015, the NPAs also included $79,000 of loans guaranteed by the SBA.  Foreclosed assets were $1.7 million at March 31, 2015, compared to $551,000 at March 31, 2014, and $696,000 at December 31, 2014.  The following is a breakout of NPAs at the periods indicated:
	End of Period:
NONPERFORMING ASSETS	March 31, 2015		December 31, 2014		March 31, 2014
(in $000's, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial real estate loans	$4,151	49%	$1,651	25%	$3,227	29%
Land and construction loans	1,290	15%	1,320	20%	1,718	15%
SBA loans	799	10%	2,335	36%	3,064	27%
Home equity and consumer loans	342	4%	350	5%	722	6%
Commercial and industrial loans	151	2%	199	3%	815	7%
Foreclosed assets	1,716	20%	696	11%	551	5%
Restructured and loans over 90 days past due and accruing	-	0%	-	0%	1,278	11%
Total nonperforming assets	$8,449	100%	$6,551	100%	$11,375	100%

Classified assets (net of SBA guarantees) were $16.6 million at March 31, 2015, compared to $20.2 million at March 31, 2014, and $16.0 million at December 31, 2014.
The following table summarizes the allowance for loan losses:

	For the Quarter Ended
ALLOWANCE FOR LOAN LOSSES	March 31,	December 31,	March 31,
(in $000's, unaudited)	2015	2014	2014
Balance at beginning of period	$18,379	$18,541	$19,164
Provision (credit) for loan losses during the period	(60)	(106)	(10)
Net (charge-offs) recoveries during the period	235	(56)	(337)
Balance at end of period	$18,554	$18,379	$18,817

Total loans	$1,101,991	$1,088,643	$941,759
Total nonperforming loans	$6,733	$5,855	$10,824

Allowance for loan losses to total loans	1.68%	1.69%	2.00%
Allowance for loan losses to total nonperforming loans	275.57%	313.90%	173.85%

The ALLL at March 31, 2015 was 1.68% of total loans, compared to 2.00% at March 31, 2014, and 1.69% at December 31, 2014.  The decrease in the ALLL to total loans at March 31, 2015 from March 31, 2014 was primarily due to increasing loan balances.  The ALLL to total nonperforming loans was 275.57% at March 31, 2015, compared to 173.85% at March 31, 2014, and 313.90% at December 31, 2014.
Total deposits increased $161.7 million to $1.42 billion at March 31, 2015, compared to $1.26 billion at March 31, 2014, and increased $35.3 million from $1.39 billion at December 31, 2014.  Noninterest-bearing demand deposits increased $103.5 million at March 31, 2015 from March 31, 2014, and increased $26.7 million from December 31, 2014.  Interest-bearing demand deposits increased $43.3 million at March 31, 2015 from March 31, 2014, and increased $15.7 million from December 31, 2014.  Brokered deposits decreased $12.3 million at March 31, 2015 from March 31, 2014, and remained flat from December 31, 2014.  Deposits (excluding all time deposits and CDARS deposits) increased $174.3 million, or 18%, to $1.17 billion at March 31, 2015, from $992.0 million at March 31, 2014, and increased $38.2 million, or 3%, from $1.13 billion at December 31, 2014.
The total cost of deposits decreased 2 basis points to 0.15% for the first quarter of 2015, from 0.17% for the first quarter of 2014, and remained the same from the fourth quarter of 2014.
Tangible equity was $170.6 million at March 31, 2015, compared to $175.4 million at March 31, 2014 and $168.0 million at December 31, 2014.  The decrease in tangible equity at March 31, 2015 from March 31, 2014 was primarily due to the addition of goodwill in other intangible assets from the Bay View Funding acquisition, partially offset by an increase in retained earnings, and a decrease in accumulated other comprehensive loss.  Tangible book value per common share was $5.70 at March 31, 2015, compared to $5.91 at March 31, 2014, and $5.60 at December 31, 2014.  There were 21,004 shares of Series C Preferred Stock outstanding at March 31, 2015, March 31, 2014, and December 31, 2014, and the Series C Preferred Stock is convertible into an aggregate of 5.6 million shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.  Pro forma tangible book value per common share, assuming the Company’s outstanding Series C Preferred Stock was converted into common stock, was $5.31 at March 31, 2015, compared to $5.49 at March 31, 2014, and $5.23 at December 31, 2014.
Accumulated other comprehensive loss was ($1.3) million at March 31, 2015, compared to accumulated other comprehensive loss of ($2.5) million a year ago, and accumulated other comprehensive loss of ($1.9) million at December 31, 2014. The unrealized gain on securities available-for-sale included in accumulated other comprehensive loss was an unrealized gain of $3.3 million, net of taxes, at March 31, 2015, compared to an unrealized gain of $171,000 net of taxes, at March 31, 2014, and an unrealized gain of $2.8 million, net of taxes, at December 31, 2014.  The components of accumulated other comprehensive loss, net of taxes, at March 31, 2015 include the following: an unrealized gain on available-for-sale securities of $3.3 million; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $426,000; a split dollar insurance contracts liability of ($2.1) million; a supplemental executive retirement plan liability of ($3.8) million; and an unrealized gain on interest-only strip from SBA loans of $866,000.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business‑essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer
These forward‑looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. In addition, our past results of operations do not necessarily indicate our future results. The forward‑looking statements could be affected by many factors, including but not limited to: (1) local, regional, and national economic conditions and events and the impact they may have on us and our customers, and our assessment of that impact on our estimates including, the allowance for loan losses; (2) changes in the financial performance or condition of the Company’s customers, or changes in the performance or creditworthiness of our customers’ suppliers or other counterparties, which could lead to decreased loan utilization rates, delinquencies, or defaults and could negatively affect our customers’ ability to meet certain credit obligations; (3) volatility in credit and equity markets and its effect on the global economy; (4) changes in consumer spending, borrowings and saving habits; (5) competition for loans and deposits and failure to attract or retain deposits and loans; (6) our ability to increase market share and control expenses; (7) our ability to develop and promote customer acceptance of new products and services in a timely manner; (8) risks associated with concentrations in real estate related loans; (9) other‑than‑temporary impairment charges to our securities portfolio; (10) an oversupply of inventory and deterioration in values of California commercial real estate; (11) a prolonged slowdown in construction activity; (12) changes in the level of nonperforming assets and charge‑offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (13) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (14) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (15) our ability to raise capital or incur debt on reasonable terms; (16) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (17) the impact of reputational risk on such matters as business generation and retention, funding and liquidity; (18) the impact of cyber security attacks or other disruptions to the Company’s information systems and any resulting compromise of data or disruptions in service; (19) the effect and uncertain impact on the Company of the enactment of the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (20) the impact of revised capital requirements under Basel III; (21) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (22) changes in the competitive environment among financial or bank holding companies and other financial service providers; (23) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (24) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (25) the successful integration of the business, employees and operations of Bay View Funding with the Company and our ability to achieve the projected synergies of this acquisition; and (26) our success in managing the risks involved in the foregoing factors.

Member FDIC

	For the Quarter Ended:			Percent Change From:
CONSOLIDATED INCOME STATEMENTS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000's, unaudited)	2015	2014	2014	2014	2014
Interest income	$17,366	$16,717	$13,855	4%	25%
Interest expense	508	625	521	-19%	-2%
Net interest income before provision for loan losses	16,858	16,092	13,334	5%	26%
Provision (credit) for loan losses	(60)	(106)	(10)	43%	-500%
Net interest income after provision for loan losses	16,918	16,198	13,344	4%	27%
Noninterest income:
Service charges and fees on deposit accounts	623	622	620	0%	0%
Increase in cash surrender value of life insurance	400	404	398	-1%	1%
Servicing income	306	319	348	-4%	-12%
Gain on sales of SBA loans	207	113	157	83%	32%
Gain on sales of securities	-	-	50	N/A	-100%
Other	390	354	444	10%	-12%
Total noninterest income	1,926	1,812	2,017	6%	-5%

Noninterest expense:
Salaries and employee benefits	8,042	6,960	6,243	16%	29%
Occupancy and equipment	1,045	1,072	945	-3%	11%
Professional fees	95	562	586	-83%	-84%
Other	3,094	3,821	2,772	-19%	12%
Total noninterest expense	12,276	12,415	10,546	-1%	16%
Income before income taxes	6,568	5,595	4,815	17%	36%
Income tax expense	2,430	1,993	1,739	22%	40%
Net income	4,138	3,602	3,076	15%	35%
Dividends on preferred stock	(448)	(280)	(224)	60%	100%
Net income available to common shareholders	3,690	3,322	2,852	11%	29%
Undistributed earnings allocated to Series C preferred stock	(274)	(349)	(315)	-21%	-13%
Distributed and undistributed earnings allocated to common
shareholders	$3,416	$2,973	$2,537	15%	35%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.13	$0.11	$0.10	18%	30%
Diluted earnings per share	$0.13	$0.11	$0.10	18%	30%
Weighted average shares outstanding - basic	26,509,723	26,460,519	26,359,825	0%	1%
Weighted average shares outstanding - diluted	26,680,253	26,615,743	26,483,088	0%	1%
Common shares outstanding at period-end	26,522,739	26,503,505	26,370,510	0%	1%
Pro forma common shares outstanding at period-end, assuming
Series C preferred stock was converted into common stock	32,123,739	32,104,505	31,971,510	0%	0%
Book value per share	$6.31	$6.22	$5.96	1%	6%
Tangible book value per share	$5.70	$5.60	$5.91	2%	-4%
Pro forma tangible book value per share, assuming Series C
preferred stock was converted into common stock	$5.31	$5.23	$5.49	2%	-3%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	9.04%	7.72%	7.10%	17%	27%
Annualized return on average tangible equity	9.89%	8.20%	7.16%	21%	38%
Annualized return on average assets	1.03%	0.88%	0.86%	17%	20%
Annualized return on average tangible assets	1.04%	0.89%	0.86%	17%	21%
Annualized return before income taxes and provision (credit) for
loan losses to average assets	1.61%	1.37%	1.34%	18%	20%
Net interest margin	4.58%	4.33%	4.05%	6%	13%
Efficiency ratio	65.35%	69.34%	68.70%	-6%	-5%

AVERAGE BALANCES
(in $000's, unaudited)
Average assets	$1,634,923	$1,619,881	$1,458,875	1%	12%
Average tangible assets	$1,619,006	$1,609,068	$1,457,391	1%	11%
Average earning assets	$1,516,284	$1,500,270	$1,361,923	1%	11%
Average loans held-for-sale	$987	$813	$3,296	21%	-70%
Average total loans	$1,064,849	$1,057,866	$927,042	1%	15%
Average deposits	$1,403,636	$1,376,503	$1,250,128	2%	12%
Average demand deposits - noninterest-bearing	$530,552	$515,209	$428,944	3%	24%
Average interest-bearing deposits	$873,084	$861,294	$821,184	1%	6%
Average interest-bearing liabilities	$873,135	$875,525	$821,242	0%	6%
Average equity	$185,620	$185,107	$175,773	0%	6%
Average tangible equity	$169,703	$174,294	$174,289	-3%	-3%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000's, unaudited)	2015	2014	2014	2014	2014
ASSETS
Cash and due from banks	$27,388	$23,256	$30,666	18%	-11%
Federal funds sold and interest-bearing
deposits in other financial institutions	124,388	99,147	54,333	25%	129%
Securities available-for-sale, at fair value	200,768	206,335	262,375	-3%	-23%
Securities held-to-maturity, at amortized cost	94,588	95,362	95,548	-1%	-1%
Loans held-for-sale - SBA, including deferred costs	1,390	1,172	2,894	19%	-52%
Loans:
Commercial	458,498	462,403	390,650	-1%	17%
Real estate:
Commercial and residential	487,475	478,335	436,562	2%	12%
Land and construction	74,972	67,980	42,889	10%	75%
Home equity	65,243	61,644	56,289	6%	16%
Consumer	16,200	18,867	15,829	-14%	2%
Loans	1,102,388	1,089,229	942,219	1%	17%
Deferred loan fees	(397)	(586)	(460)	-32%	-14%
Total loans, net of deferred fees	1,101,991	1,088,643	941,759	1%	17%
Allowance for loan losses	(18,554)	(18,379)	(18,817)	1%	-1%
Loans, net	1,083,437	1,070,264	922,942	1%	17%
Company owned life insurance	51,657	51,257	50,055	1%	3%
Premises and equipment, net	7,340	7,451	7,186	-1%	2%
Goodwill	13,054	13,044	-	0%	N/A
Other intangible assets	3,087	3,276	1,412	-6%	119%
Accrued interest receivable and other assets	45,790	46,539	42,699	-2%	7%
Total assets	$1,652,887	$1,617,103	$1,470,110	2%	12%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$544,339	$517,662	$440,864	5%	23%
Demand, interest-bearing	241,477	225,821	198,141	7%	22%
Savings and money market	380,486	384,644	352,977	-1%	8%
Time deposits - under $100	19,229	20,005	20,669	-4%	-7%
Time deposits - $100 and over	199,584	200,890	195,769	-1%	2%
Time deposits - brokered	28,126	28,116	40,440	0%	-30%
CDARS - money market and time deposits	10,408	11,248	13,135	-7%	-21%
Total deposits	1,423,649	1,388,386	1,261,995	3%	13%
Accrued interest payable and other liabilities	42,461	44,359	31,298	-4%	36%
Total liabilities	1,466,110	1,432,745	1,293,293	2%	13%

Shareholders' Equity:
Series C preferred stock, net	19,519	19,519	19,519	0%	0%
Common stock	133,992	133,676	132,631	0%	1%
Retained earnings	34,583	33,014	27,143	5%	27%
Accumulated other comprehensive loss	(1,317)	(1,851)	(2,476)	29%	47%
Total shareholders' equity	186,777	184,358	176,817	1%	6%
Total liabilities and shareholders' equity	$1,652,887	$1,617,103	$1,470,110	2%	12%

	End of Period:			Percent Change From:
	March 31,	December 31,	March 31,	December 31,	March 31,
	2015	2014	2014	2014	2014
CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans - held-for-investment	$6,733	$5,855	$9,546	15%	-29%
Restructured and loans over 90 days past due and still accruing	-	-	1,278	N/A	-100%
Total nonperforming loans	6,733	5,855	10,824	15%	-38%
Foreclosed assets	1,716	696	551	147%	211%
Total nonperforming assets	$8,449	$6,551	$11,375	29%	-26%
Other restructured loans still accruing	$163	$167	$-	-2%	N/A
Net (recoveries) charge-offs during the quarter	$(235)	$56	$337	-520%	-170%
Provision (credit) for loan losses during the quarter	$(60)	$(106)	$(10)	43%	-500%
Allowance for loan losses	$18,554	$18,379	$18,817	1%	-1%
Classified assets(1)	$16,647	$15,978	$20,198	4%	-18%
Allowance for loan losses to total loans	1.68%	1.69%	2.00%	-1%	-16%
Allowance for loan losses to total nonperforming loans	275.57%	313.90%	173.85%	-12%	59%
Nonperforming assets to total assets	0.51%	0.41%	0.77%	24%	-34%
Nonperforming loans to total loans	0.61%	0.54%	1.15%	13%	-47%
Classified assets* to Heritage Commerce Corp Tier 1
capital plus allowance for loan losses	9%	9%	11%	0%	-18%
Classified assets* to Heritage Bank of Commerce Tier 1
capital plus allowance for loan losses	9%	9%	11%	0%	-18%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Heritage Commerce Corp:
Tangible equity	$170,636	$168,038	$175,405	2%	-3%
Tangible common equity	$151,117	$148,519	$155,886	2%	-3%
Shareholders' equity / total assets	11.30%	11.40%	12.03%	-1%	-6%
Tangible equity / tangible assets	10.43%	10.50%	11.94%	-1%	-13%
Tangible common equity / tangible assets	9.23%	9.28%	10.61%	-1%	-13%
Loan to deposit ratio	77.41%	78.41%	74.62%	-1%	4%
Noninterest-bearing deposits / total deposits	38.24%	37.29%	34.93%	3%	9%
Total risk-based capital ratio(2)	13.0%	13.9%	15.4%	-6%	-16%
Tier 1 risk-based capital ratio(2)	11.7%	12.6%	14.2%	-7%	-18%
Common Equity Tier 1 risk-based capital ratio(2)	10.4%	N/A	N/A	N/A	N/A
Leverage ratio(2)	10.5%	10.6%	11.9%	-1%	-12%

Heritage Bank of Commerce:
Total risk-based capital ratio(2)	12.3%	13.1%	14.2%	-6%	-13%
Tier 1 risk-based capital ratio(2)	11.0%	11.9%	13.0%	-8%	-15%
Common Equity Tier 1 risk-based capital ratio(2)	11.0%	N/A	N/A	N/A	N/A
Leverage ratio(2)	10.0%	9.9%	10.9%	1%	-8%

(1)Net of SBA guarantees
(2)March 31, 2015 capital ratios are based on the Basel III regulatory requirements;
December 31, 2014 and March 31, 2014 capital ratios are based on the pre-Basel III regulatory requirements

	For the Quarter Ended			For the Quarter Ended
	March 31, 2015			March 31, 2014
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,065,836	$15,004	5.71%	$930,338	$11,139	4.86%
Securities - taxable	230,456	1,779	3.13%	288,054	2,170	3.06%
Securities - tax exempt(2)	79,872	779	3.96%	79,945	778	3.95%
Federal funds sold and interest-bearing
deposits in other financial institutions	140,120	77	0.22%	63,586	40	0.26%
Total interest earning assets(2)	1,516,284	17,639	4.72%	1,361,923	14,127	4.21%
Cash and due from banks	27,338			24,731
Premises and equipment, net	7,403			7,236
Goodwill and other intangible assets	15,917			1,484
Other assets	67,981			63,501
Total assets	$1,634,923			$1,458,875

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$530,552			$428,944

Demand, interest-bearing	231,453	100	0.18%	199,405	77	0.16%
Savings and money market	382,015	185	0.20%	337,582	151	0.18%
Time deposits - under $100	19,680	15	0.31%	21,167	17	0.33%
Time deposits - $100 and over	200,947	151	0.30%	194,807	159	0.33%
Time deposits - brokered	28,117	55	0.79%	49,065	116	0.96%
CDARS - money market and time deposits	10,872	2	0.07%	19,158	1	0.02%
Total interest-bearing deposits	873,084	508	0.24%	821,184	521	0.26%
Total deposits	1,403,636	508	0.15%	1,250,128	521	0.17%

Short-term borrowings	51	-	0.00%	58	-	0.00%
Total interest-bearing liabilities	873,135	508	0.24%	821,242	521	0.26%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,403,687	508	0.15%	1,250,186	521	0.17%
Other liabilities	45,616			32,916
Total liabilities	1,449,303			1,283,102
Shareholders' equity	185,620			175,773
Total liabilities and shareholders' equity	$1,634,923			$1,458,875

Net interest income(2) / margin		17,131	4.58%		13,606	4.05%
Less tax equivalent adjustment(2)		(273)			(272)
Net interest income		$16,858			$13,334

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.